Exhibit 10.20

                        1995 AMENDMENT TO
                  RELIANCE GROUP HOLDINGS, INC.
                      EXECUTIVE BONUS PLAN

     The Reliance Group Holdings, Inc. Executive Bonus Plan (the "Plan") was adopted by the Board of Directors of Reliance Group Holdings, Inc. (the "Company") on March 10, 1994 and approved by the stockholders of the Company on May 12, 1994. Pursuant to
Article VII, Section 7.1 of the Plan, the Compensation Committee determined to amend the Plan as set forth below, and by resolution duly adopted at a meeting held on February 16, 1995 voted to approve such amendment. Capitalized terms used herein without definition shall have the meetings assigned to them in the Plan.

1. Section 4.3 of the Plan shall be amended to read in its entirety as follows:

          "4.3 The specific targets for the performance goals set forth in paragraph 4.2 above shall be as determined by the Compensation Committee at the time of adoption of this Plan by the Compensation Committee. For any year commencing on or after January 1, 1995, the Compensation Committee shall have the discretion (but not be required) to modify such specific targets for the performance goals set forth in paragraph 4.2 above. Any such modification shall be made in writing (which may be through approved minutes) by the Compensation Committee in advance of the deadlines applicable under Section 162(m) of the Code and while the performance relating to the performance goals remains substantially uncertain."

2. Section 7.1 of the Plan shall be amended to read in its entirety as follows:

          "7.1 Subject to the limitations of the Plan, the Compensation Committee shall have the sole and complete authority to interpret this Plan and to make all the determinations necessary or advisable in the administration of this Plan (including without limitation the determination to amend this Plan). In furtherance and not in limitation of the foregoing, in the event of
          (i) a change in corporate capitalization, a corporate transaction or a complete or partial corporate liquidation, or (ii) any extraordinary gain or loss or other event that is treated for accounting purposes as an extraordinary item under generally accepted accounting principles, or (iii) any material change in accounting policies or practices affecting the Company and or the performance goals or targets, then, to the extent any of the forgoing events (or a material effect thereof) was not anticipated at the time the targets were set, the Compensation Committee may make adjustments to the performance goals and/or targets, applied as of the date of the event, and based solely on objective criteria, so as to neutralize, in the Compensation Committee's judgment, the effect of the event on the applicable performance based award."

3. A new section 7.2 shall be added to the Plan to read in its entirety as follows:

          "7.2 The Compensation Committee shall be entitled to rely on representations and certifications of appropriate officers of the Company with respect to the financial and statistical data set forth in paragraph 4.2 hereof. The Compensation Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. The Compensation Committee shall not be liable for any action or determination made in good faith with respect to this Plan."